Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES THIRD QUARTER 2015 RESULTS

Third Quarter 2015 Highlights

•                  Cash available for distribution (“CAD”) of $0.85 per share.

•                  Third quarter 2015 cash dividend of $0.75 per common share.

•                  In October 2015, completed spin-off of European REIT into a separate publicly-traded company, NorthStar Realty Europe Corp. (“NRE”).

•                  Acquired $870 million of CRE investments in the third quarter 2015, representing $340 million of invested equity.

NEW YORK, NY, November 9, 2015 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the third quarter ended September 30, 2015.

Third Quarter 2015 Results

NorthStar Realty reported CAD for the third quarter 2015 of $157.0 million, or $0.85 per share. Net (loss) to common stockholders for the third quarter 2015 was $(126.1) million, or $(0.69) per diluted share.

For more information and a reconciliation of CAD to net income (loss) to common stockholders, please refer to the tables on the following pages.

Jonathan A. Langer, Chief Executive Officer, commented, “NorthStar Realty continues to diligently execute its disciplined business strategies and remains committed to building a portfolio of diversified commercial real estate assets that we expect will generate long-term, durable cash flows. With the company trading at a significant discount to its net asset value, we believe our stock represents an extremely attractive investment opportunity.”

Mr. Langer added, “We continue to maintain an ample amount of liquidity and are well positioned to take advantage of dislocations in the market, including through repurchases of our common stock. In addition, we are actively working to extract value throughout our portfolio by pursuing opportunities to monetize all or portions of certain of our assets, which would generate additional liquidity and provide a means for incremental earnings growth.”

Portfolio Results and Performance Metrics

Below are portfolio results and performance metrics for the third quarter 2015. Same-store results are presented for direct real estate properties that NorthStar Realty owned as of September 30, 2014. A substantial portion of our healthcare real estate and multi-tenant office businesses were acquired subsequent to the third quarter 2014 and, accordingly, same-store results will be included beginning the first quarter 2016. For private equity fund investments and financial investments such as loans, securities and CDO equity, information presented represents third quarter 2015 results compared to second quarter 2015 results. For more information and a reconciliation of net operating income (“NOI”) to property and other related revenues net of property operating expenses, please refer to the tables on the following pages.

Healthcare Real Estate

•                  For the third quarter 2015, combined healthcare portfolio NOI was $102.9 million.

Medical Office Buildings

•                  For the third quarter 2015, NOI was $25.5 million, remaining lease term was 6.7 years and occupancy was 90%.

Independent Living Facilities

•                  For the third quarter 2015, NOI was $12.4 million and occupancy was 93%.

Senior Housing — Triple Net Lease

•                  For the third quarter 2015, NOI was $14.7 million, remaining lease term was 11.4 years and lease (EBITDAR) coverage was 1.6x.

Senior Housing — RIDEA

•                  For the third quarter 2015, NOI was $17.7 million and occupancy was 88%.

Skilled Nursing Facilities

•                  For the third quarter 2015, NOI was $27.7 million, remaining lease term was 9.0 years and lease (EBITDAR) coverage was 1.5x.

Hospitals

•                  For the third quarter 2015, NOI was $4.9 million, remaining lease term was 10.8 years and lease (EBITDAR) coverage was 2.6x.

Hotels

•                  For the third quarter 2015, EBITDA was $80.6 million, RevPAR was $102.2, occupancy was 80% and EBITDA margin was 38%.

•                  For portfolios owned as of September 30, 2014, EBITDA was $53.5 million, RevPAR was $102.2, occupancy was 79% and EBITDA margin was 38% for the third quarter 2015, compared to EBITDA of $48.4 million, RevPAR of $97.0, occupancy of 78% and EBITDA margin of 36% for the third quarter 2014.

Europe Real Estate

Office

•                  For the third quarter 2015, NOI was $30.3 million, remaining lease term was 4.8 years and occupancy was 93%. Third quarter 2015 NOI includes a partial quarter of NOI related to the $619 million office property located in Frankfurt, Germany acquired in July 2015.

Other

•                  For the third quarter 2015, NOI was $2.0 million, remaining lease term was 6.5 years and occupancy was 61%.

Manufactured Housing Communities

•                  For the third quarter 2015, NOI was $26.4 million, monthly rent was $488.4 and economic occupancy was 85%, compared to NOI of $25.5 million, monthly rent of $469.9 and economic occupancy of 85% for the third quarter 2014.

Net Lease Real Estate

•                  For the third quarter 2015, NOI was $15.0 million, remaining lease term was 9.0 years and occupancy was 96%, compared to NOI of $15.1 million, remaining lease term of 10.0 years and occupancy of 99% for the third quarter 2014.

Multifamily Real Estate

•                  For the third quarter 2015, NOI was $6.3 million, occupancy was 93% and monthly rent was $800.9, compared to NOI of $5.6 million, occupancy of 94% and monthly rent of $761.5 for the third quarter 2014.

Multi-tenant Office Real Estate

•                  For the third quarter 2015, NOI was $2.7 million, remaining lease term was 3.1 years and occupancy was 89%.

Interest in Private Equity Funds

•                  For the third quarter 2015, aggregate distributions were $182.3 million, of which $55.1 million was income earned and aggregate contributions totaled $2.2 million. As of September 30, 2015, aggregate portfolio net carrying value was $1.11 billion with a yield of 17.0%. For the second quarter 2015, aggregate distributions were $231.5 million, of which $52.4 million was income earned and aggregate contributions were $3.8 million and fundings related to deferred purchase prices were $42.9 million. As of June 30, 2015, aggregate portfolio net carrying value was $1.19 billion with a yield of 18.1%.

Balance Sheet Loans

•                  For the third quarter 2015, aggregate portfolio income earned on invested equity was $24.6 million. During the third quarter 2015, repayments totaled $7.5 million. Subsequent to the third quarter, we received a payoff of loans from RXR Realty, LLC (“RXR”) totaling $215.9 million.  As of September 30, 2015, aggregate portfolio carrying value was $805.8 million, net of $65.9 million of credit facility financing (or $589.9 million carrying value net of the RXR loan repayment), with a yield on equity of 11.0% (or 10.9% yield on equity net of the RXR loan repayment). For the second quarter 2015, aggregate portfolio income earned on invested equity was $31.2 million. During the second quarter 2015, repayments totaled $158.6 million. As of June 30, 2015, aggregate portfolio carrying value was $703.4 million, net of $65.9 million of credit facility financing, with a yield on equity of 12.5%.

N-Star CDO Bonds and Other Securities

•                  For the third quarter 2015, aggregate portfolio income earned was $14.9 million, which includes $3.1 million related to repurchased CDO bonds that are eliminated in consolidation. As of September 30, 2015, the principal amount of the portfolio, excluding repurchased CDO bonds that are eliminated in consolidation, was $497.1 million with an amortized cost of $237.7 million and a yield of 19.1%. As of September 30, 2015, the principal amount of repurchased CDO bonds that are eliminated in consolidation was $135.4 million. For the second quarter 2015, aggregate portfolio income earned was $14.4 million, which includes $2.7 million related to repurchased CDO bonds that are eliminated in consolidation. As of June 30, 2015, the principal amount of the portfolio, excluding repurchased CDO bonds that are eliminated in consolidation, was $508.9 million with an amortized cost of $240.8 million and a yield of 19.9%. As of June 30, 2015, the principal amount of repurchased CDO bonds that are eliminated in consolidation was $107.7 million.

CDO Equity and Other Income

•                  For the third quarter 2015, aggregate equity distributions and other income was $23.2 million. For the second quarter 2015, aggregate equity distributions and other income was $23.0 million.

Investments

Europe

•             During the third quarter 2015, NorthStar Realty acquired a $619 million predominately office property located in Frankfurt, Germany. NorthStar Realty Europe expects to earn an initial current yield of approximately 8% on its $250 million of invested equity.

•             The property was contributed to NRE subsequent to the third quarter 2015 at the completion of the spin-off of NRE (“NRE Spin-off”).

Hotel Real Estate

•             During the third quarter 2015, NorthStar Realty acquired a $143 million hotel portfolio consisting of three premium branded hotels containing over 800 rooms located in close proximity to the Miami International Airport. NorthStar Realty expects to earn an initial current yield of approximately 19% on its $39 million of invested equity.

Manufactured Housing Real Estate

•             During the third quarter 2015, NorthStar Realty entered into a definitive agreement to acquire a $141 million portfolio of 13 manufactured housing communities with approximately 4,000 rental pads located across seven states. NorthStar Realty expects to earn an initial current yield of approximately 14% on its $31 million of invested equity. RHP, our existing joint venture partner and operator, will be a 15% joint venture partner in the transaction.

Opportunistic Real Estate Investments

•                  During the third quarter 2015, NorthStar Realty acquired limited partnership interests in real estate private equity funds with a net asset value of $75 million. Northstar Realty funded $24 million at closing with an incremental $50 million in purchase price payable in two installments over the two years following closing. NorthStar Realty expects to earn an initial weighted average current yield of approximately 26% on its invested equity.

Repurchased N-Star CDO Bonds

•             During the third quarter 2015, repurchased $36 million principal amount of N-Star CDO bonds for $27 million. NorthStar Realty expects to earn an initial weighted average yield to expected maturity of approximately 16%.

•             Subsequent to the third quarter 2015, repurchased $27 million principal amount of N-Star CDO bonds for $20 million. NorthStar Realty expects to earn an initial weighted average yield to expected maturity of approximately 17%.

NorthStar Realty Total Assets

•                  Assets as of September 30, 2015 totaled approximately $17.5 billion, including assets of deconsolidated CDOs and investments that NorthStar Realty acquired or committed to acquire subsequent to the third quarter 2015 and excluding the European real estate assets contributed in the NRE Spin-off (as discussed below).

•                  Approximately 85% of the $17.5 billion of total assets are comprised of direct and indirect ownership interests in real estate.

Supplemental Disclosure

•                  Please refer to the supplemental presentation that will be posted on NorthStar Realty’s website, www.nrfc.com, which provides substantial additional details regarding NorthStar Realty’s investments.

Liquidity, Financing and Capital Markets Highlights

•                  During the third quarter 2015, N-Star CDO IV was liquidated, the third-party senior bondholders were re-paid in full and NorthStar Realty received aggregate $50 million from its N-Star CDO IV equity interest and owned CDO bonds. In connection with the liquidation, NorthStar Realty acquired $73 million of CRE debt investments which were funded with $48 million of credit facility financing and $25 million of invested equity.

Corporate Debt

•                  In July 2015, NorthStar Realty completed a private offering of $340 million aggregate principal amount of NRE’s 4.625% senior stock-settlable notes due December 2016, which includes $40 million purchased by the underwriters in connection with the exercise of their over-allotment option. These notes were contributed to NRE in the NRE Spin-off.

Common Equity

•                  Subsequent to the third quarter 2015, NorthStar Realty received net proceeds of $240 million from 7.1 million shares of its common stock through the existing forward sale agreement.

•                  During the third quarter 2015, NorthStar Realty issued 0.2 million shares of common stock in connection with the exchange of $3 million principal amount of 5.375% notes.

Liquidity as of November 5, 2015

$ in millions

Unrestricted cash	$340
Undrawn corporate revolving credit facility	335
Total liquidity	$675

Stockholders’ Equity

On September 29, 2015, the Board of Directors of NRF authorized the repurchase of up to $500 million of its outstanding common stock. The repurchases will occur from time to time in the open market and/or in privately negotiated transactions as market conditions permit. The authorization will expire in September 2016, unless otherwise extended by NRF’s Board of Directors. In September 2015, NRF repurchased approximately $18.2 million of its common stock.

Common shares, LTIPs and RSUs not subject to performance hurdles, outstanding

Amounts in millions

Weighted average for Q3’15	184.5

Total outstanding as of September 30, 2015	184.0
Common shares from forward sale agreement subsequent to 9/30/15	7.1
Total outstanding as of November 5, 2015 after 1-for-2 reverse stock split	191.1

Potential Additional Shares
Common shares underlying remaining exchangeable notes	1.2
Grand total	192.3

Earnings Conference Call

NorthStar Realty will host a conference call to discuss third quarter 2015 financial results on November 9, 2015, at 9:00 a.m. Eastern time.  Hosting the call will be Jonathan A. Langer, Chief Executive Officer and Debra A. Hess, Chief Financial Officer, as well as Executives of NorthStar Asset Management Group, David T. Hamamoto, Executive Chairman, Al Tylis, Chief Executive Officer and Daniel R. Gilbert, Chief Investment and Operating Officer.

The call will be webcast live over the Internet from NorthStar Realty’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 888-713-4508, or for international callers, by dialing 913-312-0702, and using passcode 1149759.

A replay of the call will be available two hours after the call through November 15, 2015 by dialing 888-203-1112 or, for international callers, 719-457-0820, using pass code 1149759.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate company that is organized as a REIT and is managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), a global asset management firm. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

About NorthStar Realty Europe Corp.

NorthStar Realty Europe Corp. is a diversified European-focused commercial real estate company that is organized as a REIT and is managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), a global asset management firm. For more information about NorthStar Realty Europe Corp., please visit www.nrecorp.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations

($ in thousands, except per share and dividends data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015(1)	2014(1)	2015(1)	2014(1)

Property and other revenues
Rental and escalation income	$235,588	$86,648	$613,882	$232,749
Hotel related income	219,427	79,194	594,284	101,720
Resident fee income	70,257	25,027	199,463	40,087
Other revenue	2,920	3,456	10,207	10,035
Total property and other revenues	528,192	194,325	1,417,836	384,591
Net interest income
Interest income	60,844	80,915	185,990	235,461
Interest expense on debt and securities	1,735	2,979	5,691	9,368
Net interest income on debt and securities	59,109	77,936	180,299	226,093
Expenses
Management fee, related party	51,285	39,363	151,260	39,363
Other interest expense	141,232	59,923	381,225	143,836
Real estate properties — operating expenses	263,529	93,124	698,890	165,858
Other expenses	6,706	2,457	17,043	4,282
Transaction costs	5,583	44,410	134,029	84,170
Provision for (reversal of) loan losses, net	53	—	820	2,719
General and administrative expenses
Salaries and related expense	1,861	3,160	7,554	23,880
Equity-based compensation expense(2)	6,178	8,478	24,713	20,262
Other general and administrative expenses	4,984	2,821	13,742	10,923
Total general and administrative expenses	13,023	14,459	46,009	55,065
Depreciation and amortization	137,674	51,775	375,208	112,496
Total expenses	619,085	305,511	1,804,484	607,789
Other income (loss)
Unrealized gain (loss) on investments and other	(141,243)	(15,377)	(189,417)	(214,322)
Realized gain (loss) on investments and other	1,492	(15,938)	14,607	(61,770)
Gain (loss) from deconsolidation of N-Star CDOs	—	—	—	(31,423)
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	(171,535)	(64,565)	(381,159)	(304,620)
Equity in earnings (losses) of unconsolidated ventures	60,359	41,694	171,738	109,630
Income tax benefit (expense)	2,659	(3,460)	2,285	(8,224)
Income (loss) from continuing operations	(108,517)	(26,331)	(207,136)	(203,214)
Income (loss) from discontinued operations(2)	(11)	(278)	(11)	(6,989)
Net income (loss)	(108,528)	(26,609)	(207,147)	(210,203)
Net (income) loss attributable to non-controlling interests	3,477	1,144	15,110	7,392
Preferred stock dividends	(21,060)	(21,060)	(63,178)	(52,241)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(126,111)	$(46,525)	$(255,215)	$(255,052)
Earnings (loss) per share:
Income (loss) per share from continuing operations	$(0.69)	$(0.46)	$(1.49)	$(2.78)
Income (loss) per share from discontinued operations	—	—	(0.00)	(0.08)
Basic	$(0.69)	$(0.46)	$(1.49)	$(2.86)
Diluted	$(0.69)	$(0.46)	$(1.49)	$(2.86)
Weighted average number of shares:(3)
Basic	182,343,301	100,213,445	171,137,667	89,260,193
Diluted	184,187,524	100,213,445	172,475,489	90,634,691
Dividends declared per share of common stock(3)	$0.75	$0.80	$2.35	$2.80

(1)         The consolidated financial statements for the three months ended September 30, 2015 and 2014 and nine months ended September 30, 2015 represent the Company’s results of operations following the NSAM Spin-off. The nine months ended September 30, 2014 includes: (i) the Company’s results of operations for the three months ended September 30, 2014 which represents the activity following the NSAM Spin-off; and (ii) the Company’s results of operations for the six months ended June 30, 2014 which represents a carve-out of revenues and expenses attributable to NSAM recorded in discontinued operations. As a result, the nine months ended September 30, 2015 may not be comparable to the prior period presented.

(2)         The nine months ended September 30, 2014 includes $13.7 million of equity-based compensation recorded in discontinued operations.

(3)         Adjusted for the one-for-two reverse stock split completed on November 1, 2015. The dividend per share for the third quarter 2015 represents the first dividend declared subsequent to the NRE Spin-off.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands)

	September 30, 2015	December 31,
	(Unaudited)	2014

Assets
Cash and cash equivalents	$386,034	$296,964
Restricted cash	347,616	395,056
Operating real estate, net	13,078,423	10,301,292
Real estate debt investments, net	965,719	1,067,667
Investments in private equity funds, at fair value	1,194,946	962,038
Investments in unconsolidated ventures	154,936	207,777
Real estate securities, available for sale	754,911	878,514
Receivables, net	81,072	111,358
Receivables, related parties	1,801	3,158
Unbilled rent receivable, net	43,176	16,404
Derivative assets, at fair value	24,054	3,247
Deferred costs and intangible assets, net	1,043,540	812,583
Assets of properties held for sale	372,715	29,012
Other assets	173,971	241,286
Total assets(1)	$18,622,914	$15,326,356
Liabilities
Mortgage and other notes payable	$10,596,175	$8,535,863
Credit facilities	785,903	732,780
Senior notes	340,000	—
CDO bonds payable, at fair value	343,553	390,068
Securitization bonds payable	—	41,823
Exchangeable senior notes	29,374	41,762
Junior subordinated notes, at fair value	184,679	215,172
Accounts payable and accrued expenses	227,444	188,330
Due to related party	52,023	47,430
Escrow deposits payable	17,377	67,750
Derivative liabilities, at fair value	133,382	17,915
Liabilities of properties held for sale	273,360	28,962
Other liabilities	418,462	304,845
Total liabilities(2)	13,401,732	10,612,700
Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $986,640 aggregate liquidation preference as of September 30, 2015 and December 31, 2014	939,118	939,118
Common stock, $0.01 par value, 500,000,000 shares authorized, 181,838,809 and 150,842,021 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively(3)	1,818	1,508
Additional paid-in capital	5,879,680	4,828,928
Retained earnings (accumulated deficit)	(2,095,339)	(1,422,399)
Accumulated other comprehensive income (loss)	54,746	49,540
Total NorthStar Realty Finance Corp. stockholders’ equity	4,780,023	4,396,695
Non-controlling interests	441,159	316,961
Total equity	5,221,182	4,713,656
Total liabilities and equity	$18,622,914	$15,326,356

(1) Assets of consolidated VIEs included in the total assets above:
Restricted cash	$8,711	$4,601
Operating real estate, net	—	7,137
Real estate debt investments, net	24,684	25,325
Real estate securities, available for sale	433,861	463,050
Receivables	1,919	2,304
Other assets	446	242
Total assets of consolidated VIEs	$469,621	$502,659

(2) Liabilities of consolidated VIEs included in the total liabilities above:
CDO bonds payable, at fair value	$343,553	$390,068
Accounts payable and accrued expenses	1,309	1,761
Derivative liabilities, at fair value	10,389	17,707
Other liabilities	856	1,784
Total liabilities of consolidated VIEs	$356,107	$411,320

(3)         Adjusted for the one-for-two reverse stock split completed on November 1, 2015.

Non-GAAP Financial Measure

Included in this press release is Cash Available for Distribution, or CAD, a certain “non-GAAP financial measure”, which measures NorthStar Realty’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules.  NorthStar Realty believes this metric can be a useful measure of its performance which is further defined below.

Cash Available for Distribution (CAD)

We believe that CAD provides investors and management with a meaningful indicator of operating performance. Management also uses CAD, among other measures, to evaluate profitability. We also believe that CAD is useful because it adjusts for a variety of cash (such as transaction costs and cash flow related to N-Star CDO equity interests) and non-cash items (such as depreciation and amortization, equity-based compensation, realized gain (loss) on investments, provision for loan losses, asset impairment; bad debt expense and non-cash interest income and expense items). We adjust for transaction costs because these costs are not a meaningful indicator of our recurring operating performance.  For instance, these transaction costs include costs such as professional fees associated with new investments, which are non-recurring expenses related to specific transactions.  We also adjust for the cash flow related to N-Star CDO equity interests which represents the net interest generated from the N-Star CDO equity interests.  This net interest is a component of our ongoing return on its investment, and therefore, is adjusted in CAD as it provides investors and management with a meaningful indicator of our recurring operating performance.  Furthermore, CAD adjusts N-Star CDO bond discounts to record such investments on an effective yield basis over the expected weighted average life of the investment.  N-Star CDO bond discounts relates to repurchased CDO bonds of consolidated CDO financing transactions at a discount to par. These CDO bonds typically have a low interest rate and the majority of the return is generated from repurchasing the CDO bonds at a discount to expected recovery value.  Because the return generated through the accretion of the discount is a meaningful contributor to our recurring operating performance, such accretion is adjusted in CAD.  The computation for the accretion of the discount under U.S. GAAP and CAD is the same.  However, for CDO financing transactions that are consolidated under U.S. GAAP, the CDO bonds are not presented as an investment but rather are eliminated in our consolidated financial statements. In addition, we adjust for distributions and adjustments to joint venture partners which represent the net return generated from our investments allocated to our non-controlling interests. For our owned hotels, our CAD calculation is equivalent to earnings before interest, taxes, depreciation and amortization (EBITDA), the hotel industry standard metric, which does not make an adjustment for FF&E reserves. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally. Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; cash flow related to N-Star CDO equity interests; accretion of consolidated N-Star CDO bond discounts; non-cash net interest income in consolidated N-Star CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for loan losses, net; impairment on depreciable property; bad debt expense; deferred tax benefit (expense); acquisition gains or losses; distributions and adjustments related to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; gains (losses) on sales; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items.  For example, CAD has been adjusted to exclude non-recurring gain (loss) from deconsolidation of certain N-Star CDOs.  These items, if applicable, include any adjustments for unconsolidated ventures.

CAD should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

NorthStar Realty urges investors to carefully review the U.S. GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three and nine months ended September 30, 2015 (dollars in thousands):

Reconciliation of Cash Available for Distribution

(Amount in thousands except per share data)

	Three Months Ended	Nine Months Ended
	September 30, 2015	September 30, 2015

Net income (loss) attributable to common stockholders	$(126,111)	$(255,215)
Non-controlling interests	(3,477)	(15,110)

Adjustments:
Depreciation and amortization items (1)	157,982	441,615
N-Star CDO bond discounts (2)	3,076	8,255
Non-cash net interest income in consolidated N-Star CDOs	(11,165)	(30,726)
Unrealized (gain) loss from fair value adjustments / Provision for loan losses, net	138,447	181,504
Realized (gain) loss on investments (3)	7,800	9,561
Distributions / adjustments to joint venture partners	(12,383)	(32,360)
Transaction costs and other (4)	2,865	145,409
CAD	$157,034	$452,933

CAD per share (5)	$0.85	$2.62

(1)         The three months ended September 30, 2015 includes depreciation and amortization of $138.4 million (including $0.7 million related to unconsolidated ventures), straight-line rental income of $(7.4) million, amortization of above/below market leases of $4.6 million, amortization of deferred financing costs of $15.5 million, amortization of discount on financings and other of $0.8 million and amortization of equity based compensation of $6.2 million. The nine months ended September 30, 2015 includes depreciation and amortization of $377.3 million (including $2.1 million related to unconsolidated ventures), straight-line rental income of $(23.1) million, amortization of above/below market leases of $10.6 million, amortization of deferred financing costs of $44.4 million, amortization of discount on financings and other of $7.7 million and amortization of equity based compensation of $24.7 million.

(2)         For CAD, realized discounts on CDO bonds are accreted on an effective yield basis based on expected maturity. For CDOs that were deconsolidated, CDO bond accretion is included in net income attributable to common stockholders from the date of deconsolidation.

(3)         The three months ended September 30, 2015 excludes $(6.0) million related to securities in our consolidated CDOs, $(0.8) million of foreign currency, $(0.2) million related to conversion of exchangeable notes and $(0.9) million of other and includes $8.8 million related to the liquidation of CDO IV and $0.5 million of accelerated amortization on CDO bonds. The nine months ended September 30, 2015 excludes ($8.6) million related to securities in our consolidated CDOs, $3.0 million related to a real estate asset sale in our consolidated CDO, $(2.3) million of foreign currency, $(1.3) million related to conversion of exchangeable notes and $(0.4) million of other and includes $15.4 million primarily related to accelerated amortization on CDO bonds and $8.8 million related to the liquidation of CDO IV.

(4)         The three months ended September 30, 2015 includes $5.6 million of transaction costs, $1.9 million of cash flow related to N-Star CDO equity interests, $(6.0) million of deferred tax expense and $1.4 million of bad debt expense and one-time items. The nine months ended September 30, 2015 includes $127.7 million of transaction costs primarily related to costs associated with the acquisition of real estate including $2.5 billion of pan-European primarily office portfolios, $22.7 million of cash flow related to N-Star CDO equity interests, $(14.5) million of deferred tax expense and $9.5 million of bad debt expense and one-time items.

(5)         CAD per share does not take into account any potential dilution from our outstanding exchangeable notes or restricted stock units subject to performance metrics not currently achieved.

Net Operating Income (NOI)

Portfolio results and performance metrics represent 100% for all consolidated investments and represents NorthStar Realty’s ownership percentage for unconsolidated joint ventures. Net operating income represents total property and related revenues, adjusted for: (i) amortization of above/below market rent; (ii) straight line rent (except with respect to rent free period for European real estate), (iii) other items such as adjustments related to joint ventures and bad debt expense and (iv) less property operating expenses. Performance metrics included in this press release including remaining lease term, occupancy, economic occupancy, lease (EBITDAR) coverage, RevPAR, EBITDA margin and monthly rent are all calculated on a weighted average basis.

The following table presents a reconciliation of NOI to property and other related revenues less property operating expenses for the three months ended September 30, 2015 (dollars in thousands):

				Manufactured			Multi-tenant
	Total	Healthcare	Hotel	Housing	Net Lease	Multifamily	Office	Europe(1)
Property and other revenues
Rental and escalation income	$235,588	$118,047	$—	$43,175	$17,685	$9,911	$5,451	$41,319
Hotel related income	219,427	—	219,427	—	—	—	—	—
Resident fee income	70,257	70,257	—	—	—	—	—	—
Other revenue(2)	2,330	234	146	691	31	661	148	419
Total property and other revenues	527,602	188,538	219,573	43,866	17,716	10,572	5,599	41,738
Real estate properties—operating expenses	263,529	84,553	138,801	19,453	2,243	4,883	2,543	11,053
Adjustments:
Interest income(3)	2,661	1,256	—	1,405	—	—	—	—
Equity in earnings(4)	(77)	—	—	—	—	(77)	—	—
Amortization and other items(5)	(425)	(2,384)	(199)	619	(437)	699	(386)	1,663
NOI	$266,232	$102,857	$80,573	$26,437	$15,036	$6,311	$2,670	$32,348

(1)	Our European real estate portfolio was contributed to NorthStar Realty Europe upon the completion of the NRE Spin-off.
(2)	Certain other revenue earned is not included as part of NOI, including collateral management fees for administrative services in our N-Star CDOs, that are not part of our real estate segment.
(3)	Represents interest income earned from notes receivable on manufactured homes and loans in the Griffin-American healthcare real estate portfolio.
(4)	Includes an adjustment related to an unconsolidated joint venture in a multifamily property.
(5)	Primarily includes amortization of straight-line rental income (except with respect to rent free period for European real estate), amortization of above/below market leases and bad debt expense.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, our ability to realize any benefits of the spin-off of NRE; the significant discount to net asset value of our stock’s trading price, including whether our stock represents an extremely attractive investment opportunity; our ability to extract value from our portfolio, including through opportunities to monetize all or portions of certain of our assets or otherwise; whether any such monetization transactions will be consummated or achieve the anticipated benefits, including additional liquidity and providing a means for incremental earnings growth; the long-term growth prospects of our business in the United States and in Europe; the resulting effects of becoming an externally managed company, including the payment of substantial fees to our manager, an affiliate of NorthStar Asset Management Group Inc. (NSAM), the allocation of investments by our manager among us and NSAM’s other managed companies, and various conflicts of interest in our relationship with NSAM; the performance of our real estate portfolio generally; our ability to maintain dividend payments, at current levels, or at all; the diversification of our portfolio; our ability to close on our recent commitments to acquire real estate investments; our liquidity and financial flexibility, as well as our ability to take advantage of dislocations in the market, including through repurchases of our stock; the timing and amount of borrowings under our revolving credit facility and facility agreement; our ability to comply with the required affirmative and negative covenants, including the financial covenants; whether we will continue to diligently execute our business strategies in a disciplined manner; our ability to build a portfolio of diversified commercial real estate assets that can generate long-term durable cash flows; the impact of changes to our cost of capital, including on our ability to make accretive investments; NSAM’s ability to source and consummate attractive investment opportunities on our behalf, both domestically and internationally; whether we will realize any potential upside in our limited partnership interests in real estate private equity funds or any appreciation above our original cost basis of our real estate portfolio; the equity and debt mix of our real estate portfolio, including any concentration of European investments; the performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash generated from these investments and available for distribution; our ability to generate attractive risk-adjusted total returns; whether we will produce higher cash available for distribution (CAD) per share in the coming quarters, or ever; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and acquire the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants/operators of our real property that we own; our ability to realize the value of the bonds we have purchased and retained in our CDO financing transactions and other securitized financing transactions and our ability to complete securitized financing transactions on terms that are acceptable to us, or at all; our ability to meet various coverage tests with respect to our CDOs; our dividend yield; the size and timing of offerings or capital raises; the ability to opportunistically participate in commercial real estate refinancings; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; credit rating downgrades; tenant/operator or borrower defaults or bankruptcy; adverse economic conditions and the impact on the commercial real estate industry; our use of leverage; our ability to obtain mortgage financing on our real estate portfolio; the effect of economic conditions on the valuations of our investments; illiquidity of properties in our portfolio; our ability to manage our costs in line with our expectations and the impact on our CAD; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; our ability to comply with domestic and international laws or regulations governing various aspects of our business; regulatory requirements with respect to our business and the related cost of compliance; changes in laws or regulations governing various aspects of our business; competition for qualified personnel, including our ability to retain key personnel; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; failure to maintain effective internal controls; compliance with the rules governing real estate investment trusts; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward looking statements after the date of this report to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The factors set forth in the Risk Factors section and otherwise described in our filings with United States Securities and Exchange Commission could cause our actual results to differ significantly from those contained in any forward looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772